UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 18, 2014
_________________________________________________________________
First Citizens BancShares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road; Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (919) 716-7000

________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors. By its action taken on September 24, 2014, the Board of Directors of First Citizens BancShares, Inc. ("BancShares") increased the number of BancShares' directors from twelve to thirteen and elected Robert R. Hoppe, Floyd L. Keels, and Peter M. Bristow to serve as directors of BancShares. Their election is effective upon consummation of BancShares' pending merger with First Citizens Bancorporation, Inc. ("Bancorporation"), Columbia, South Carolina, which is scheduled to occur on October 1, 2014. Each new director was elected pursuant to the terms of the Agreement and Plan of Merger between BancShares and Bancorporation dated June 10, 2014, as amended effective July 29, 2014 (the "Merger Agreement"). Under the provisions of that agreement, BancShares agreed to elect three current directors of Bancorporation to BancShares' Board of Directors. Each of the three new directors also will serve as a director of BancShares' subsidiary, First-Citizens Bank & Trust Company ("FCB/NC"). Assignments of the new directors to committees of BancShares' and FCB/NC's Boards of Directors have not yet been determined.

Mr. Hoppe, age 63, retired in 2007 as a partner with the public accounting firm of PricewaterhouseCoopers LLP where he was employed for 34 years. He has served as a director of Bancorporation and its bank subsidiary, First Citizens Bank and Trust Co. ("FCB/SC"), since 2011 and currently is Vice Chairman of the Audit and Risk Committees of Bancorporation's and FCB/SC's Boards of Directors.

Mr. Keels, age 66, is President and Chief Executive Officer of Santee Electric Cooperative, Inc., Kingstree, South Carolina. He has served as a director of Bancorporation and FCB/SC since 2010 and currently is a member of FCB/SC's Community Reinvestment Committee.

Mr. Bristow, age 48, currently is Executive Vice President of Bancorporation and President and Chief Operating Officer of FCB/SC. He has served as a director of Bancorporation and FCB/SC since 1999 and currently is a member of the Executive Committees and ALCO Committees of Bancorporation's and FCB/SC's Boards of Directors and the Trust Investment Committee and Nominating Committee of Bancorporation's Board. As indicated below, following the merger he will serve as President and Corporate Sales Executive of BancShares and FCB/NC.

Resignation of Directors. In order to create vacancies on BancShares' and FCB/NC's Boards of Directors that could be filled as provided in the Merger Agreement, on September 18, 2014, Hubert M. Craig III and Ralph K. Shelton resigned from their positions as directors of BancShares and FCB/NC, effective on that date. Mr. Craig had served as a director since 1998 and was a member of the joint Audit Committee of BancShares' and FCB/NC's Boards of Directors. Mr. Shelton had served as a director since 2003 and was a member of the joint Compensation, Nominations and Governance Committee of BancShares' and FCB/NC's Boards of Directors.

Management Changes. As previously reported under cover of a Current Report on Form 8-K dated June 20, 2014, BancShares' Board of Directors previously has approved the management changes described below which will become effective upon consummation of the merger.

(1)    Edward L. Willingham IV, age 59, who currently serves as President of BancShares and FCB/NC, will fill a newly created position as BancShares' and FCB/NC's Chief Operating Officer.

(2)    Peter M. Bristow, age 48, who currently serves as Executive Vice President and Chief Operating Officer of Bancorporation and President and Chief Operating Officer of FCB/SC, will serve as President and Corporate Sales Executive of BancShares and FCB/NC with a focus on FCB/NC's legacy banking markets. Mr. Bristow has been employed by FCB/SC since 1991 and has served in his current positions since 2001.

(3)    Craig L. Nix, age 43, who currently serves as Executive Vice President and Chief Financial Officer of Bancorporation and FCB/SC, initially will serve as Vice President - Finance of BancShares and Executive Vice President - Finance of FCB/NC when the merger is consummated. He is expected to replace BancShares' and FCB/NC's current Chief Financial Officer, Glenn D. McCoy, who will retire on a date to be determined following the merger. Mr. Nix has been employed by FCB/SC since 1999 and has served in his current positions since 2001.

(4)    Jeffery L. Ward, age 54, who currently serves as FCB/NC's Regional Executive Vice President - Central Region, will fill a newly created position as Chief Strategy Officer of BancShares and FCB/NC. Mr. Ward has been employed by FCB/NC since 1992 and has served in his current position since 2004.

Frank B. Holding, Jr., will continue to serve as Chairman and Chief Executive Officer of BancShares and FCB/NC. Hope H. Bryant, currently Vice Chairman of BancShares and FCB/NC, will continue in her current position with the additional role of Corporate Sales Executive with a focus on FCB/NC's expansion markets and wealth management services.

Additional information regarding the management changes and officers listed above, including information regarding compensatory arrangements with Messrs. Bristow and Nix, is contained in the June 20, 2014 Current Report on Form 8-K.

Item 8.01.    Other Events.

On September 24, 2014, BancShares distributed a press release announcing the resignation and election of directors described in Item 5.02 above, and that all regulatory approvals for the merger of Bancorporation into and with BancShares have been received and it expects the merger to become effective on October 1, 2014. A copy of the press release is attached as an exhibit to this report.

Item 9.01.    Financial Statements and Exhibits.

The following exhibits are filed with this report.

Exhibit Number	Exhibit Description

99.1	Press release dated September 24, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens BancShares, Inc.
(Registrant)

Date:	September 24, 2014	By: /s/ GLENN D. McCOY
Glenn D. McCoy
Chief Financial Officer